SUPPLEMENT DATED DECEMBER 1, 2005


TO THE
PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION
OF THE
FUNDS INDICATED BELOW



The following supplements the sections of each of the Prospectuses for the funds listed below entitled Management:



On December 1, 2005, Citigroup Inc. (Citigroup) completed the sale of substantially all of its asset management business, Citigroup Asset Management (CAM), to Legg Mason, Inc. (Legg Mason). As a result, the fund's investment adviser (the Manager), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the fund's existing investment management (or advisory) contract (and sub-advisory contract(s), if applicable) to terminate.



The fund's shareholders previously approved a new investment management (or advisory) contract between the fund and the Manager (and new sub-advisory contract(s), if applicable) which became effective on December 1, 2005.



Legg Mason, whose principal executive offices are at 100
Light Street, Baltimore, Maryland 21202, is a financial services holding company. As of September 30, 2005, Legg Mason's asset management operation had aggregate assets under management of approximately $417 billion, of which approximately 21% represented assets in mutual and closed-end funds sponsored by Legg Mason and its affiliates.



The fund's Board has appointed the fund's current distributor, Citigroup Global Markets Inc. (CGMI), and Legg Mason
Investor Services, LLC (LMIS), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the fund.
For those funds that have adopted Rule 12b-1 Plans with respect to certain classes of shares, the fund's Board has also approved amended and restated Rule 12b-1 Plans.



Under a licensing agreement between Citigroup and Legg Mason, the name of the fund, the names of any classes of shares of the fund, and the names of investment advisers of the fund, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates (Citi Marks) are licensed for use by Legg Mason and by the fund. Citi Marks include, but are not limited to, Smith Barney, Salomon Brothers, Citi, Citigroup Asset Management, and Davis Skaggs Investment Management. Legg Mason and its affiliates, as well as the Manager, are not affiliated with Citigroup.



All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.


The following disclosure supplements the section of the SAI regarding distribution arrangements for each of the funds listed below:



Effective December 1, 2005, LMIS, located at 100 Light Street, Baltimore, Maryland 21202; and CGMI, located at 388 Greenwich Street, New York, New York 10013 serve as the fund's co-distributors pursuant to written agreements or amendments to written agreements, in each case dated December 1, 2005 that were approved by the fund's Board on November 21, 2005 (the Distribution Agreements). As a result, references in the SAI to the fund's distributor or principal underwriter include LMIS and CGMI.



Effective December 1, 2005, with respect to those fund classes subject to a Rule 12b-1 Plan, the fund pays distribution fees to each of LMIS and CGMI for the services they provide and expenses they bear under the Distribution Agreements. The expenses intended to be covered by the distribution fees include those of each co-distributor. Generally, the Rule 12b-1 fees payable by a fund will be used to support the sales and distribution efforts of the annuity and insurance contract distributors and sales forces. For those funds that have adopted amended and restated Rule 12b-1 Plans, the fund's co-distributors will provide the fund's Board with periodic reports of amounts expended under the fund's Rule 12b-1 Plans and the purposes for which such expenditures were made.



The following disclosure supplements the section of the SAI for each of the funds listed below entitled
Portfolio Transactions or Portfolio Transactions and
Distributor, as applicable:



Effective December 1, 2005, CGMI will no longer be an affiliated person of the fund under the Investment Company
Act of 1940, as amended. As a result, the fund will be permitted to execute portfolio transactions with CGMI or an affiliate of CGMI as agent (but not as principal) without the restrictions applicable to transactions with affiliated persons. Similarly, the fund will be permitted to purchase securities in underwritings in which CGMI or an affiliate of CGMI is a member without the restrictions imposed by certain rules of the Securities and Exchange Commission. The Manager's use of CGMI or affiliates of CGMI as agent in portfolio transactions with the fund will be governed by the fund's policy of seeking the best overall terms available.



Except as noted above, the policies and procedures described in the SAI under the captions Distribution, Distribution Arrangements, or Portfolio Transactions and Distributor, as applicable to a fund, will not change as a result of the new or amended distribution arrangements.



Shareholders with questions about the new or amended distribution arrangements are urged to contact their Service
Agent.




SMITH BARNEY MULTIPLE DISCIPLINE TRUST
   April 29, 2005
Multiple Discipline Portfolio  All Cap Growth and Value

Multiple Discipline Portfolio  Large Cap Growth and Value

Multiple Discipline Portfolio
 Global All Cap Growth and Value

Multiple Discipline Portfolio
 Balanced All Cap Growth and Value


GREENWICH STREET SERIES FUND
   April 30, 2005
Appreciation Portfolio

Capital and Income Portfolio

Diversified Strategic Income Portfolio

Equity Index Portfolio

Salomon Brothers Variable Aggressive Growth Fund

Salomon Brothers Variable Growth & Income Fund

Fundamental Value Portfolio


TRAVELERS SERIES FUND INC.

Smith Barney Aggressive Growth Portfolio
   February 28, 2005

Smith Barney High Income Portfolio
   February 28, 2005
Smith Barney International All Cap Growth Portfolio
   February 28, 2005
Smith Barney Large Capitalization Growth Portfolio
   February 28, 2005
Smith Barney Large Cap Value Portfolio
   February 28, 2005
Smith Barney Mid Cap Core Portfolio
   February 28, 2005
Smith Barney Money Market Portfolio
   February 28, 2005
Social Awareness Stock Portfolio
   May 27, 2005
SB Adjustable Rate Income Portfolio